FOURTH AMENDMENT TO OFFICE LEASE AGREEMENT
This FOURTH AMENDMENT TO OFFICE LEASE AGREEMENT (this "Fourth Amendment") is made and entered into as of the ___ day of December, 2014, by and between FREMONT LAKE UNION CENTER LLC, a Delaware limited liability company ("Landlord"), and TABLEAU SOFTWARE, INC., a Delaware corporation ("Tenant").
R E C I T A L S :
A.    Landlord (as successor in interest to KR Lakeview, LLC, a Delaware limited liability company, itself successor in interest to BBK Lake View, LLC, a Delaware limited liability company, itself successor in interest to Michael R. Mastro, a married man as his separate estate), and Tenant are parties to that certain Lease Agreement dated February 19, 2009 ("Office Lease"), as amended by that certain First Amendment to Office Lease Agreement dated as of April 3, 2009 (the "First Amendment"), that certain Second Amendment to Office Lease Agreement dated as of March 24, 2011 (the "Second Amendment"), and that certain Third Amendment to Office Lease Agreement dated as of August 22, 2012 (the "Third Amendment"), whereby Landlord leases to Tenant and Tenant leases from Landlord that certain premises comprised of (a) that certain space commonly known as Suite 400 ("Suite 400") and located on the fourth (4th) floor of that certain building located at 837 N. 34th Street, Seattle, Washington (the "Lakeview Building"), (b) that certain space commonly known as Suite 200 ("Suite 200") located on the second (2nd) floor of the Lakeview Building, and (c) that certain space commonly known as Suite 210 ("Suite 210") and located on the second (2nd) floor of the Lakeview Building (collectively, the "Current Premises"). The Office Lease, the First Amendment, the Second Amendment and the Third Amendment shall collectively be referred to as the "Lease."
B.    Tenant desires to expand the Current Premises to include additional space in that certain building located at 701 N. 34th Street, Seattle, Washington (the "Plaza Building"), to extend the Lease Term, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. Each capitalized term when used herein shall have the same respective meaning as is given such term in the Lease unless expressly superseded by the terms of this Fourth Amendment.
2.    Premises.
2.1.    Remeasurement of Current Premises and Lakeview Building. Notwithstanding any provision to the contrary set forth in the Lease, Landlord and Tenant acknowledge and agree that Landlord has remeasured the entire Current Premises and the Lakeview Building in accordance with Office Buildings: Standard Methods of Measurement and Calculating Rentable Area – 2010 (Method A) (ANSI/BOMA Z65.1-2010), and its accompanying guidelines (collectively, “BOMA”), and that according to such remeasurement, effective as of July 1, 2015 and continuing throughout the "New Current Premises Term" (as defined in Section 3 below), the rentable area of (i) Suite 400 shall be deemed to be 32,015 rentable square feet of space, (ii) Suite 200 shall be deemed to be 16,107 rentable square feet of space, (iii) Suite 210 shall be deemed to be 6,652 rentable square feet of space, (iv) the entire Current Premises shall be deemed to be 54,774 rentable square feet of space, and (v) the Lakeview Building shall be deemed to be 111,580 rentable square feet of space. The Current Premises and the Lakeview Building shall not be subject to remeasurement or modification during the New Current Premises Term.

2.2.    Expansion of Premises.
2.2.1    Suite 100A. Effective as of the "Suite 100A Commencement Date," as that term is defined, below, Tenant shall lease from Landlord and Landlord shall lease to Tenant that certain space on the first (1st) floor of the Plaza Building, which is a part of that suite commonly known as Suite 100 and containing 5,560 rentable square feet (and which shall hereafter be commonly known as Suite 100A) (determined in accordance with BOMA) ("Suite 100A"), as delineated on Exhibit A attached hereto, in accordance with the terms of this Fourth Amendment. Landlord and Tenant acknowledge that Tenant is and has been occupying Suite 100A pursuant to (i) that certain Sub-Sublease dated as of April ___, 2013 by and between Mervin Manufacturing, a California corporation (“Mervin”), as subtenant, and Tenant, as sub-subtenant, and (ii) that certain Consent to Sub-Sublease Agreement dated as of April 12, 2013 by and among Landlord, as landlord, Mervin, Adobe Systems Incorporated, a Delaware corporation (“Adobe”) and Tenant (collectively, the "Suite 100A Sub-Sublease"), which Suite 100A Sub-Sublease is a sublease to that certain Sublease dated October 28, 2010, by and between Mervin, as subtenant, and Adobe, as sublandlord, as modified by the First Amendment to Sublease dated July 2011 (as so amended, the "Mervin Sublease"), and therefore in connection with the foregoing, Tenant hereby acknowledges and agrees that Landlord shall have no obligation to "deliver" Suite 100A to Tenant and Tenant continues to accept Suite 100A in its presently existing, "as is" condition, except as expressly set forth in this Fourth Amendment. Subject to the satisfaction of the "Condition Precedent" (defined below), Tenant shall have no obligation to vacate Suite 100A pursuant to the terms of the Suite 100A Sub-Sublease or due to the termination of the Adobe Lease and/or the Mervin Sublease, and Landlord hereby acknowledges that Tenant shall not be required to remove the improvements and alterations existing in Suite 100A as of the date of this Fourth Amendment at the end of the Suite 100A Term (other than any and all furniture and equipment, free-standing cabinet work, all telephone, computer, data and other cabling and wiring, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in Suite 100A); provided that Landlord reserves all rights under the Lease to require the removal of improvements or alterations following the date of this Fourth Amendment in accordance with the terms of the Lease. Consequently, effective upon the Suite 100A Commencement Date, the Current Premises shall be increased to include Suite 100A. Landlord and Tenant hereby acknowledge and agree that the rentable square footage of Suite 100A shall be deemed as set forth in this Section 2.2.1 above. For purposes of this Fourth Amendment, the "Suite 100A Commencement Date" shall be the day immediately following the expiration or earlier termination of the "Adobe Lease" (as that term is defined in Section 2.2.4.1 below), the Mervin Sublease and Suite 100A Sub-Sublease, subject to termination of the Adobe Lease, Mervin Sublease and Suite 100A Sub-Sublease pursuant to the terms set forth in Section 2.2.4.1 below, which Suite 100A Commencement Date is anticipated to be February 1, 2016. Except as otherwise specifically provided in this Fourth Amendment, all references in the Lease and this Fourth Amendment to the term "Premises" shall include Suite 100A.
2.2.2    Suite 230. Effective as of the "Suite 230 Commencement Date," as that term is defined, below, Tenant shall lease from Landlord and Landlord shall lease to Tenant that certain space on the second (2nd) floor of the Plaza Building, commonly known as Suite 230 and containing 6,799 rentable square feet (determined in accordance with BOMA) ("Suite 230"), as delineated on Exhibit A attached hereto, in accordance with the terms of this Fourth Amendment. Landlord and Tenant acknowledge that Tenant is and has been occupying Suite 230 pursuant to (i) that certain Sublease Agreement dated as of April 19, 2012, by and between Cutter and Buck, Inc., a Washington corporation (“Cutter and Buck”), as sublandlord, and Tenant, as subtenant, and (ii) that certain Landlord’s Consent to Sublease dated April 26, 2012 executed by Landlord, as landlord, Cutter and Buck, and Tenant (collectively, the "Suite 230 Sublease"), and therefore in connection with the foregoing, Tenant hereby acknowledges and agrees that Landlord shall have no obligation to "deliver" Suite 230 to Tenant and Tenant continues to accept Suite 230 in its presently existing, "as is" condition, except as expressly set forth in this Fourth Amendment. Subject to the satisfaction of the Condition Precedent, Tenant shall have no obligation to vacate Suite 230 pursuant to the terms of the Suite 230 Sublease or due to the termination of the Suite 230 Lease, and Landlord hereby acknowledges that Tenant shall not be required to remove the improvements and alterations existing in Suite 230 as of the date of this Fourth Amendment at the end of the Suite 230 Term (other than any and all furniture and equipment, free-standing cabinet work, all telephone, computer, data and other cabling and wiring, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in Suite 230); provided that Landlord reserves all rights under the Lease to require the removal of improvements or alterations following the date of this Fourth Amendment in accordance with the terms of the Lease. Consequently, effective upon the Suite 230 Commencement Date, the Current Premises shall be increased to include Suite 230. Landlord and Tenant hereby acknowledge and agree that the rentable square footage of Suite 230 shall be deemed as set forth in this Section 2.2.2 above. For purposes of this Fourth Amendment, the "Suite 230 Commencement Date" shall be the day immediately following the expiration or earlier termination of each of that certain Office Lease dated October 21, 2009, between Landlord and Cutter and Buck (as amended, the “Suite 230 Lease”) and the Suite 230 Sublease, which Suite 230 Commencement Date is anticipated to be August 1, 2017. Except as otherwise specifically provided in this Fourth Amendment, all references in the Lease and this Fourth Amendment to the term "Premises" shall include Suite 230.
2.2.3    Suite 300. Effective as of the "Suite 300 Commencement Date," as that term is defined, below, Tenant shall lease from Landlord and Landlord shall lease to Tenant that certain space on the third (3rd) floor of the Plaza Building, commonly known as Suite 300 and containing 38,402 rentable square feet (determined in accordance with BOMA) ("Suite 300"), as delineated on Exhibit A attached hereto, in accordance with the terms of this Fourth Amendment. Consequently, effective upon the Suite 300 Commencement Date, the Current Premises shall be increased to include Suite 300. Landlord and Tenant hereby acknowledge and agree that the rentable square footage of Suite 300 shall be deemed as set forth in this Section 2.2.3 above. For purposes of this Fourth Amendment, the "Suite 300 Commencement Date" shall be the first (1st) day of the calendar month following the month in which the "Suite 300 Lease" (as that term is defined in Section 2.2.4.1 below) terminates (subject to the terms set forth in Section 2.2.4.1 below), which Suite 300 Commencement Date is anticipated to be on or before November 1, 2015 (with an anticipated termination date of the "Suite 300 Lease" (defined below) of October 31, 2015), provided that Landlord may accelerate such Suite 300 Commencement Date to a date no earlier than July 1, 2015 by providing Tenant with not less than four (4) months written notice prior to the desired Suite 300 Commencement Date, subject to satisfaction of the Condition Precedent with respect to Suite 300 and Landlord gaining possession of Suite 300 following the vacation and surrender of Suite 300 by "Impinj" (defined below). Except as otherwise specifically provided in this Fourth Amendment, all references in the Lease and this Fourth Amendment to the term "Premises" shall include Suite 300.
2.2.4    Other Terms.
2.2.4.1    Condition Precedent. Landlord and Tenant hereby acknowledge that (A) Suite 100A is currently leased by Adobe pursuant to that certain Lease dated October 31, 1996, by and between The Quadrant Corporation, a Washington corporation (as predecessor-in-interest to Landlord) and Adobe, as modified by the First Amendment to Lease dated February 10, 1998, the Second Amendment to Lease dated October 1, 2007 and the Third Amendment to Lease dated June 7, 2010 (collectively, the “Adobe Lease”), which Adobe Lease has a lease term expiring after the anticipated Suite 100A Commencement Date, and (B) Suite 300 is currently leased by Impinj, Inc., a Washington corporation ("Impinj") pursuant to that certain Office Lease dated November 17, 2004, by and between Bedford Property Investors, Inc., a Maryland corporation (as predecessor-in-interest to Landlord) and Impinj, as modified by the First Amendment to Lease dated July 21, 2006, and the Second Amendment to Lease dated December 11, 2009 (collectively, the "Suite 300 Lease"), which Suite 300 Lease has a lease term expiring after the anticipated Suite 300 Commencement Date. Accordingly, notwithstanding the full execution and delivery of this Fourth Amendment by Landlord and Tenant, Tenant's rights under this Fourth Amendment to lease each of Suite 100A, and Suite 300, respectively, as set forth in this Fourth Amendment are expressly conditioned upon the full execution and delivery of a lease termination agreement by Landlord and Adobe, in the case of the Adobe Lease, and by Landlord and Impinj, in the case of the Suite 300 Lease,(each on terms and conditions which shall be acceptable to Landlord in its sole and absolute discretion) pertaining to, respectively, the early termination of each of (i) Suite 100A (and the termination or early termination of the Mervin Sublease and Suite 100A Sub-Sublease), and (ii) Suite 300 (each, respectively, with respect to the applicable lease termination agreement, a "Condition Precedent"). Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord's inability or failure to cause either or both of the Condition Precedents to be satisfied. In the event the applicable Condition Precedent is not satisfied with respect to Suite 100A, and/or Suite 300 (if applicable) (each, a "Subject Suite") on or before

February 1, 2015, then all terms and provisions in this Fourth Amendment pertaining to the Subject Suite for which the Condition Precedent has not been fully satisfied shall automatically be deemed null and void, and of no further force or effect; provided, however, that if the Condition Precedent is timely satisfied with respect to any Subject Suite, then the terms and provisions in this Fourth Amendment pertaining to the Subject Suite for which the Condition Precedent has been fully satisfied shall continue in full force and effect. In the event either of the Condition Precedents is not satisfied, Landlord acknowledges that this Fourth Amendment shall not modify the applicable sublease and consent to sublease pursuant to which Tenant is currently in occupancy of the applicable Suite(s).
2.2.4.2    Occupied New Expansion Premises. Suite 100A, Suite 230, and Suite 300 are collectively referred to herein as the "New Expansion Premises". Each such suite of the New Expansion Premises may sometimes be referred to herein individually as a "Suite". Tenant hereby acknowledges that the New Expansion Premises are currently leased by (i) Adobe (and subleased by Mervin) with respect to Suite 100A (although Tenant is in occupancy of Suite 100A pursuant to the Suite 100A Sub-Sublease), (ii) Cutter and Buck with respect to Suite 230 (although Tenant is in occupancy of Suite 230 pursuant to the Suite 230 Sublease), and (iii) Impinj with respect to Suite 300, and that Landlord shall have no liability to Tenant for any damages resulting from any delay in delivering possession of such occupied or leased New Expansion Premises to Tenant on any particular date as a result of any such existing tenants' failure to vacate and surrender the New Expansion Premises or any part thereof. All references in the Lease, as amended, to the Building shall mean (i) the Lakeview Building when the context applies to the Lakeview Building or any portion of the Premises located in the Lakeview Building, (ii) the Plaza Building when the context applies to the Plaza Building or any portion of the Premises located in the Plaza Building, and (iii) both the Lakeview Building and the Plaza Building when the context applies to both of such buildings.
2.2.4.3        Rentable Square Footage. Upon the occurrence of the "Last Commencement Date", as that term is defined below, and assuming all of the applicable Conditions Precedents are satisfied, the rentable square footage of the entire then leased Premises shall be 105,535 rentable square feet, which has been determined in accordance with BOMA. The "Last Commencement Date" shall be the last to occur of the Suite 100A Commencement Date, the Suite 230 Commencement Date, and the Suite 300 Commencement Date.
3.    Lease Term. Landlord and Tenant acknowledge and agree that the Lease Term is scheduled to expire on June 30, 2015 (the "Current Lease Expiration Date"). Notwithstanding the foregoing or any provision to the contrary contained in the Lease, Landlord and Tenant hereby agree to extend the Lease Term to expire (unless sooner terminated as provided in the Lease, as amended) on August 31, 2024 (such new expiration date shall be referred to herein as the "New Lease Expiration Date"). The period of the Lease Term applying to the Current Premises commencing on July 1, 2015 (the "New Current Premises Commencement Date") and expiring (unless sooner terminated as provided in the Lease, as hereby amended) on the New Lease Expiration Date shall be referred to herein as the "New Current Premises Term". The term of Tenant's lease of Suite 100A (the "Suite 100A Term") shall commence on the Suite 100A Commencement Date and shall expire (unless sooner terminated as provided in the Lease, as hereby amended) on the New Lease Expiration Date. The term of Tenant's lease of Suite 230 (the "Suite 230 Term") shall commence on the Suite 230 Commencement Date and shall expire (unless sooner terminated as provided in the Lease, as hereby amended) on the New Lease Expiration Date. The term of Tenant's lease of Suite 300 (the "Suite 300 Term") shall commence on the Suite 300 Commencement Date and shall expire (unless sooner terminated as provided in the Lease, as hereby amended) on the New Lease Expiration Date. The Suite 100A Term, Suite 230 Term, and Suite 300 Term shall sometimes be referred to herein individually as an "Expansion Term". At any time during the Lease Term, Landlord may deliver to Tenant a notice or notices in the form as set forth in Exhibit C, attached hereto, (which notice or notices may also include updated Base Rent schedules), as a confirmation only of the information set forth therein with respect to any Expansion Term (or Base Rent payable through the New Lease Expiration Date), which, provided such information is correct, Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof.

4.    Monthly Base Rent.
4.1.    Current Premises.
4.1.1    Through Current Lease Expiration Date. For the period of the Lease Term through and including the Current Lease Expiration Date, Tenant shall continue to pay to Landlord Monthly Base Rent for the Current Premises in accordance with the terms of the Lease.
4.1.2    Through New Current Premises Term. Commencing on the New Current Premises Commencement Date and continuing throughout the New Current Premises Term, Tenant shall pay to Landlord Monthly Base Rent for the Current Premises as follows, but otherwise in accordance with the terms of the Lease:

Period During Current Premises Term	Annualized Monthly Base Rent for the Current Premises*	Monthly Base Rent for the Current Premises*	Annual Rental Rate per Rentable Square Foot of the Current Premises*
July 1, 2015 – June 30, 2016	$1,862,316.00^	$155,193.00^	$34.00
July 1, 2016 – June 30, 2017	$1,918,185.48	$159,848.79	$35.02**
July 1, 2017 – June 30, 2018	$1,975,731.04	$164,644.25	$36.07**
July 1, 2018 – June 30, 2019	$2,035,002.97	$169,583.58	$37.15**
July 1, 2019 – June 30, 2020	$2,096,053.06	$174,671.09	$38.27**
July 1, 2020 – June 30, 2021	$2,158,934.65	$179,911.22	$39.42**
July 1, 2021 – June 30, 2022	$2,223,702.69	$185,308.56	$40.60**
July 1, 2022 – June 30, 2023	$2,290,413.77	$190,867.81	$41.82**
July 1, 2023 – June 30, 2024	$2,359,126.18	$196,593.85	$43.07**
July 1, 2024 – August 31, 2024	$2,429,899.97	$202,491.66	$44.36**
* The initial Annualized Monthly Base Rent amount was calculated by multiplying the initial Annual Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in the Current Premises, and the initial Monthly Base Rent amount was calculated by dividing the initial Annualized Monthly Base Rent amount by twelve (12). Both Tenant and Landlord acknowledge and agree that multiplying the Monthly Base Rent amount by twelve (12) does not always exactly equal the Annualized Monthly Base Rent amount. In all subsequent Monthly Base Rent payment periods during the Lease Term commencing on July 1, 2016, the calculation of each Annualized Monthly Base Rent amount reflects an annual increase of three percent (3%) and each Monthly Base Rent amount was calculated by dividing the corresponding Annualized Monthly Base Rent amount by twelve (12).
** The amounts identified in the column entitled "Annual Rental Rate per Rentable Square Foot of the Current Premises" are rounded amounts and are provided for informational purposes only.
^ Subject to the terms set forth in this Section 4.1.2 below, the Monthly Base Rent attributable to the Current Premises for the two (2) month period commencing on July 1, 2015 and ending on August 31, 2015 shall be abated.

Provided that no event of default (beyond the applicable notice and cure periods) is occurring during two (2) month period commencing on July 1, 2015 and ending on August 31, 2015 (the "Current Premises Monthly Rent Abatement Period"), Tenant shall not be obligated to pay any Monthly Base Rent or Tenant's Pro Rata Share of Operating Expenses otherwise attributable to the Current Premises during such Current Premises Monthly Rent Abatement Period (the "Current Premises Monthly Rent Abatement"). Tenant acknowledges and agrees that during such Current Premises Monthly Rent Abatement Period, such abatement of Monthly Base Rent for the Current

Premises shall have no effect on the calculation of any future increases in Monthly Base Rent or Operating Expenses payable by Tenant pursuant to the terms of the Lease, which increases shall be calculated without regard to such Current Premises Monthly Rent Abatement. Landlord and Tenant acknowledge that the aggregate amount of the Monthly Base Rent component of the Current Premises Monthly Rent Abatement equals Three Hundred Ten Thousand Three Hundred Eighty-Six and 00/100 Dollars ($310,386.00) (i.e., $155,193.00 per month). Tenant acknowledges and agrees that the foregoing Current Premises Monthly Rent Abatement has been granted to Tenant as additional consideration for entering into this Fourth Amendment, and for agreeing to pay the Monthly Base Rent and perform the terms and conditions otherwise required under the Lease. If Tenant shall be in default under the Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease, or if the Lease is terminated due to Tenant's default, then the dollar amount of the unapplied portion of the Current Premises Monthly Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Monthly Base Rent applicable at the end of the New Current Premises Term and Tenant shall immediately be obligated to begin paying Monthly Base Rent for the Current Premises in full. The foregoing Current Premises Monthly Rent Abatement right set forth in this Section 4.2.3 shall be personal to the Tenant originally named in this Fourth Amendment (the "Original Tenant") and any Affiliate assignee to whom the Lease (as amended) is assigned pursuant to Section 19(e) of the Office Lease (an "Affiliate Assignee") and shall only apply to the extent that the Original Tenant (and not any assignee, or any sublessee or other transferee of the Original Tenant's interest in the Lease, except as stated above) is the Tenant under the Lease during such Current Premises Monthly Rent Abatement Period.
4.2.    New Expansion Premises.
4.2.1    Suite 100A. Commencing on the Suite 100A Commencement Date and continuing throughout the Suite 100A Term, Tenant shall pay to Landlord Monthly Base Rent for Suite 100A as set forth in the schedule in this Section 4.2.1 below, but otherwise in accordance with the terms of the Lease. Landlord and Tenant acknowledge that such Monthly Base Rent schedule has been determined based on the assumption of a February 1, 2016 Suite 100A Commencement Date, and Landlord and Tenant hereby agree that if the Suite 100A Commencement Date does not occur on February 1, 2016, then such Monthly Base Rent schedule shall be deemed to be modified appropriately based on the actual Suite 100A Commencement Date (by way of example only, assuming the Suite 100A Commencement Date occurs on July 1, 2017, the initial Monthly Base Rent Tenant would be obligated to pay to Landlord with respect to Suite 100A would be $16,712.71 per month, subject to increase pursuant to the Monthly Base Rent schedule below).

Period During Suite 100A Term	Annualized Monthly Base Rent for Suite 100A***	Monthly Base Rent for Suite 100A***	Annual Rental Rate per Rentable Square Foot of Suite 100A***
Suite 100A Commencement Date – June 30, 2016	$189,040.00	$15,753.33	$34.00
July 1, 2016 – June 30, 2017	$194,711.20	$16,225.93	$35.02****
July 1, 2017 – June 30, 2018	$200,552.54	$16,712.71	$36.07****
July 1, 2018 – June 30, 2019	$206,569.12	$17,214.09	$37.15****
July 1, 2019 – June 30, 2020	$212,766.19	$17,730.52	$38.27****
July 1, 2020 – June 30, 2021	$219,149.18	$18,262.43	$39.42****
July 1, 2021 – June 30, 2022	$225,723.66	$18,810.31	$40.60****
July 1, 2022 – June 30, 2023	$232,495.37	$19,374.61	$41.82****
July 1, 2023 – June 30, 2024	$239,470.23	$19,955.85	$43.07****
July 1, 2024 – August 31, 2024	$246,654.34	$20,554.53	$44.36****
*** The initial Annualized Monthly Base Rent amount was calculated by multiplying the initial Annual Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in Suite 100A, and the initial Monthly Base Rent amount was calculated by dividing the initial Annualized Monthly Base Rent amount by twelve (12). Both Tenant and Landlord acknowledge and agree that multiplying the Monthly Base Rent amount by twelve (12) does not always exactly equal the Annualized Monthly Base Rent amount. In all subsequent Monthly Base Rent payment periods during the Lease Term commencing on July 1, 2016, the calculation of each Annualized Monthly Base Rent amount reflects an annual increase of three percent (3%) and each Monthly Base Rent amount was calculated by dividing the corresponding Annualized Monthly Base Rent amount by twelve (12).
**** The amounts identified in the column entitled "Annual Rental Rate per Rentable Square Foot of Suite 100A" are rounded amounts and are provided for informational purposes only.

4.2.2    Suite 230. Commencing on the Suite 230 Commencement Date and continuing throughout the Suite 230 Term, Tenant shall pay to Landlord Monthly Base Rent for Suite 230 as set forth in the schedule in this Section 4.2.2 below, but otherwise in accordance with the terms of the Lease. Landlord and Tenant acknowledge that such Monthly Base Rent schedule has been determined based on the assumption of a August 1, 2017 Suite 230 Commencement Date, and Landlord and Tenant hereby agree that if the Suite 230 Commencement Date does not occur on August 1, 2017, then such Monthly Base Rent schedule shall be deemed to be modified appropriately based on the actual Suite 230 Commencement Date (by way of example only, assuming the Suite 230 Commencement Date occurs on July 1, 2019, the initial Monthly Base Rent Tenant would be obligated to pay to Landlord with respect to Suite 230 would be $21,681.61 per month, subject to increase pursuant to the Monthly Base Rent schedule below).

Period During Suite 230 Term	Annualized Monthly Base Rent for Suite 230	Monthly Base Rent for Suite 230	Annual Rental Rate per Rentable Square Foot of Suite 230
Suite 230 Commencement Date – June 30, 2018	$245,244.01	$20,437.00	$36.07++
July 1, 2018 – June 30, 2019	$252,601.33	$21,050.11	$37.15++
July 1, 2019 – June 30, 2020	$260,179.37	$21,681.61	$38.27++
July 1, 2020 – June 30, 2021	$267,984.75	$22,332.06	$39.42++
July 1, 2021 – June 30, 2022	$276,024.29	$23,002.02	$40.60++
July 1, 2022 – June 30, 2023	$284,305.02	$23,692.09	$41.82++
July 1, 2023 – June 30, 2024	$292,834.17	$24,402.85	$43.07++
July 1, 2024 – August 31, 2024	$301,619.20	$25,134.93	$44.36++
++ The amounts identified in the column entitled "Annual Rental Rate per Rentable Square Foot of Suite 230" are rounded amounts and are provided for informational purposes only.
4.2.3    Suite 300. Commencing on the Suite 300 Commencement Date and continuing throughout the Suite 300 Term, Tenant shall pay to Landlord Monthly Base Rent for Suite 300 as set forth in the schedule in this Section 4.2.3 below, but otherwise in accordance with the terms of the Lease. Landlord and Tenant acknowledge that such Monthly Base Rent schedule has been determined based on the assumption of a Suite 300 Commencement Date on or before June 1, 2016, and Landlord and Tenant hereby agree that if the Suite 300 Commencement Date does not occur on or prior to June 30, 2016, then such Monthly Base Rent schedule shall be deemed to be modified appropriately based on the actual Suite 300 Commencement Date (by way of example only, assuming the Suite 300 Commencement Date occurs on July 1, 2017, the initial Monthly Base Rent Tenant would be obligated to pay to Landlord with respect to Suite 300 would be $115,431.93 per month, subject to increase pursuant to the Monthly Base Rent schedule below).

Period During Suite 300 Term	Annualized Monthly Base Rent for Suite 300◊	Monthly Base Rent for Suite 300◊	Annual Rental Rate per Rentable Square Foot of Suite 300◊
Suite 300 Commencement Date – June 30, 2016	$1,305,668.00◊◊◊	$108,805.67◊◊◊	$34.00
July 1, 2016 – June 30, 2017	$1,344,838.04	$112,069.84	$35.02◊◊
July 1, 2017 – June 30, 2018	$1,385,183.18	$115,431.93	$36.07◊◊
July 1, 2018 – June 30, 2019	$1,426,738.68	$118,894.89	$37.15◊◊
July 1, 2019 – June 30, 2020	$1,469,540.84	$122,461.74	$38.27◊◊
July 1, 2020 – June 30, 2021	$1,513,627.07	$126,135.59	$39.42◊◊
July 1, 2021 – June 30, 2022	$1,559,035.88	$129,919.66	$40.60◊◊
July 1, 2022 – June 30, 2023	$1,605,806.96	$133,817.25	$41.82◊◊
July 1, 2023 – June 30, 2024	$1,653,981.17	$137,831.76	$43.07◊◊
July 1, 2024 – August 31, 2024	$1,703,600.61	$141,966.72	$44.36◊◊
◊ The initial Annualized Monthly Base Rent amount was calculated by multiplying the initial Annual Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in Suite 300, and the initial Monthly Base Rent amount was calculated by dividing the initial Annualized Monthly Base Rent amount by twelve (12). Both Tenant and Landlord acknowledge and agree that multiplying the Monthly Base Rent amount by twelve (12) does not always exactly equal the Annualized Monthly Base Rent amount. In all subsequent Monthly Base Rent payment periods during the Lease Term commencing on July 1, 2016, the calculation of each Annualized Monthly Base Rent amount reflects an annual increase of three percent (3%) and each Monthly Base Rent amount was calculated by dividing the corresponding Annualized Monthly Base Rent amount by twelve (12).
◊◊ The amounts identified in the column entitled "Annual Rental Rate per Rentable Square Foot of Suite 300" are rounded amounts and are provided for informational purposes only.
◊◊◊ Subject to the terms set forth in this Section 4.2.3 below, the Monthly Base Rent attributable to Suite 300 for the three (3) month period commencing on the first (1st) day of the Suite 300 Term and ending on the last day of the third (3rd) full calendar month of the Suite 300 Term shall be abated.

Provided that no event of default (beyond the applicable notice and cure periods) is occurring during the three (3) month period commencing on the first (1st) day of the Suite 300 Term and ending on the last day of the third (3rd) full calendar month of the Suite 300 Term (the "Suite 300 Monthly Rent Abatement Period"), the Monthly Base Rent and Tenant's Pro Rata Share of Operating Expenses otherwise attributable to Suite 300 during such Suite 300 Monthly Rent Abatement Period shall be abated (the "Suite 300 Monthly Rent Abatement"). Tenant acknowledges and agrees that during such Suite 300 Monthly Rent Abatement Period, such abatement of Monthly Base Rent for Suite 300 shall have no effect on the calculation of any future increases in Monthly Base Rent or Operating Expenses payable by Tenant pursuant to the terms of the Lease, which increases shall be calculated without regard to such Suite 300 Monthly Rent Abatement. Tenant acknowledges and agrees that the foregoing Suite 300 Monthly Rent Abatement has been granted to Tenant as additional consideration for entering into this Fourth Amendment, and for agreeing to pay the Monthly Base Rent and perform the terms and conditions otherwise required under the Lease. If Tenant shall be in default under the Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease, or if the Lease is terminated due to such default by Tenant, then the dollar amount of the unapplied portion of the Suite 300 Monthly Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Monthly Base Rent applicable at the end of the Suite 300 Term and Tenant shall immediately be obligated to begin paying Monthly Base Rent for Suite 300 in full. The foregoing Suite 300 Monthly Rent Abatement right set forth in this Section 4.2.3 shall be personal to the Original Tenant and any Affiliate Assignee and shall only apply to the extent that the Original Tenant (and not any assignee, or any sublessee or other transferee of the Original Tenant's interest in the Lease, except as stated above) is the Tenant under the Lease during such Suite 300 Monthly Rent Abatement Period.
4.2.4    Advance Rent. Concurrently with Tenant's execution of this Fourth Amendment, Tenant shall pay to Landlord one (1) full calendar month's Monthly Base Rent due for the entire New Expansion Premises, which payment shall be applied to the first Monthly Base Rent due for the applicable Suite of the New Expansion Premises. In the event the Suite 100A Commencement Date, the Suite 230 Commencement Date and/or the Suite 300 Commencement Date does not occur within one (1) year following the anticipated dates for such commencement dates set forth in Section 2 of this Fourth Amendment, then to the extent Tenant has actually paid the Monthly Base Rent for each Suite as required by this Section 4.2.4, Landlord shall within ten (10) business days following a written request from Tenant, refund to Tenant an amount equal to the one (1) full calendar month’s Monthly Base Rent for the Suite(s) which are impacted by such one (1) year commencement date delay only. In the event Tenant receives a refund for any Suite pursuant to the foregoing, Tenant shall repay such one (1) full calendar month's Monthly Base Rent for each Suite for which Tenant receives such refund to Landlord on or before the actual occurrence of the commencement date for the applicable Suite(s).
5.    Tenant's Share of Operating Expenses.
5.1.    Current Premises. Tenant shall continue to pay Tenant's Pro Rata Share of Operating Expenses in connection with the Current Premises in accordance with the terms of the Lease; provided that effective as of July 1, 2015, Tenant's Pro Rata Share with respect to the Current Premises shall equal 49.09% due to the remeasurement of the Current Premises and the Lakeview Building set forth in Section 2.1 above.
5.2.    New Expansion Premises. With respect to each applicable Expansion Term, Tenant shall pay to Landlord Tenant's Pro Rata Share of Operating Expenses in connection with the applicable Suite of the New Expansion Premises in accordance with the terms of Article 9 of the Office Lease (and all references in such Article 9 to the Building shall also mean the Plaza Building), provided that with respect to the calculation of Tenant's Pro Rata Share of Operating Expenses in connection with each Suite of the New Expansion Premises, Tenant's Pro Rata Share shall equal 4.00% for Suite 100A; 4.89% for Suite 230; and 27.63% for Suite 300.
6.    New Improvements. Except as specifically set forth in the Work Letter attached hereto as Exhibit B (the "Work Letter"), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the New Expansion Premises or the Current Premises, and Tenant shall accept the New Expansion Premises (and continue to accept the Current Premises) in its presently existing, "as-is" condition, subject to Landlord's ongoing maintenance, repair, indemnification and compliance with law (including with respect to hazardous materials) obligations as set forth in the Lease, as amended. Landlord shall deliver Suite 300 with all Building systems serving Suite 300 (including, without limitation, the base building heating, ventilation and air conditioning system serving Suite 300, and all plumbing, electrical and lighting facilities and equipment serving Suite 300) in good working order, condition and repair. Further, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the New Expansion Premises or with respect to the suitability of the same for the conduct of Tenant's business.
7.    Parking. Effective as of the commencement of each Expansion Term and continuing throughout each such Expansion Term, Tenant shall be entitled to rent up to an additional 2.3 unreserved parking passes per 1,000 rentable square feet of the applicable Suite of the New Expansion Premises (collectively, the "New Expansion Parking Passes") (such New Expansion Parking Passes to be in addition to the existing parking passes of up to 126 unreserved parking passes for the Current Premises set forth in the Lease (such existing parking passes, the " Current Premises Parking Passes")), at the prevailing rates established by Landlord from time to time. Upon the occurrence of the Last Commencement Date, the total amount of New Expansion Parking

Passes and Current Premises Parking Passes shall equal up to a total of 243 (assuming Tenant has leased all of the New Expansion Premises, and none of the leases of the New Expansion Premises have terminated). During the applicable Expansion Term, Tenant shall have an ongoing right to change the number of New Expansion Parking Passes rented pursuant to this Section 7 upon at least thirty (30) days prior written notice to Landlord, provided that in no event shall Tenant be entitled to rent more than the number of New Expansion Parking Passes provided for herein in connection with the applicable Suite. Subject to the foregoing, Tenant shall pay to Landlord (or its designee) for all New Expansion Parking Passes it uses from time to time, on a monthly basis, the prevailing rate charged from time to time at the location of such New Expansion Parking Passes, plus any taxes imposed by any governmental authority in connection with the renting of such New Expansion Parking Passes by Tenant or the use of the parking facility by Tenant. Except as set forth in this Section 7, Tenant shall lease the New Expansion Parking Passes and the Current Premises Parking Passes in accordance with the Lease.
8.    Security Deposit. Notwithstanding anything in the Lease to the contrary, the Security Deposit to be held by Landlord pursuant to the Lease, as amended hereby, shall equal Two Hundred Eighty-Two Thousand Two Hundred Seventy-Six and 50/100 Dollars ($282,276.50). Landlord and Tenant acknowledge that, in accordance with Article 5 of the Office Lease, Tenant has previously delivered the sum of One Hundred Thirty-Three Thousand Five Hundred Thirty and 50/100 Dollars ($133,530.50) (the "Existing Security Deposit") to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Concurrently with Tenant's execution of this Fourth Amendment, Tenant shall deposit with Landlord an amount equal to One Hundred Forty-Eight Thousand Seven Hundred Forty-Six and 00/100 Dollars ($148,746.00) to be held by Landlord as a part of the Security Deposit, for a total Security Deposit of Two Hundred Eighty-Two Thousand Two Hundred Seventy-Six and 50/100 Dollars ($282,276.50).
9.    Right of First Offer. Landlord hereby grants to the Original Tenant and any Affiliate Assignee, subject to the terms of this Section 9, an ongoing right of first offer with respect to (A) all of the remaining rentable space in the Plaza Building and the Lakeview Building other than (a) the Current Premises, Suite 100A, Suite 230, and Suite 300, and (b) those spaces in the Plaza Building and Lakeview Building which serve as retail and/or amenity space for the Project as of the date of this Fourth Amendment (and regardless of whether such retail and/or amenity space remains retail and/or amenity space throughout the Lease Term) (i.e., Plaza Building: Suite 200, Suite 205 and Suite 210; Lakeview Building: Suite 220), and (B) any space in that certain building located at 801 North 34th Street, Seattle, Washington 98103 (the "Waterfront Building") (collectively, the "First Offer Space"). The First Offer Space is more particularly shown on Exhibit E attached hereto. The First Offer Space shall in each instance be comprised of the entirety of any separately demised space (including multiple contiguous floors, if applicable). Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the existing leases (as of the date hereof) of the First Offer Space (including renewals of any such lease, provided a renewal is currently set forth in such lease and provided such renewal is consummated pursuant to a lease amendment of such existing lease). In addition, such right of first offer shall be subordinate to (i) Landlord's right, in its sole and absolute discretion, to occupy any portion of the First Offer Space up to 10,000 rentable square feet, and (ii) all rights existing as of the date hereof of other tenants of the Lakeview Building, the Plaza Building or the Waterfront Building (the "Applicable Buildings"), which rights relate to the First Offer Space and are set forth in leases or other agreements of space in the Applicable Buildings existing as of the date hereof, including, without limitation, any expansion, first offer, first refusal, first negotiation and other rights, regardless of whether such rights are executed strictly in accordance with their respective terms, and regardless of whether such expansion is consummated pursuant to a lease amendment of such existing lease or a new lease (the "Superior Rights"). Notwithstanding any contrary provision in the lease of any "Superior Right Holder" (defined below), such rights of any Superior Right Holder shall continue to be Superior Rights in the event that such Superior Right Holder's lease is renewed or otherwise modified (provided a renewal is currently set forth in such lease and provided such renewal is consummated pursuant to a lease amendment of such existing lease). All such tenants under existing leases of the First Offer Space (as specified above), Landlord, all such third party tenants in the Project holding Superior Rights (and their assignees and successors-in-interest), and all tenants under "Intervening Leases," as that term is defined in Section 9.5, below, are collectively referred to as the "Superior Right Holders", which Superior Right Holders in existence as of the date hereof are set forth on Exhibit F attached hereto. Tenant's right of first offer shall be on the terms and conditions set forth in this Section 9.
9.1.    Procedure for Offer. Subject to the terms of this Section 9, Landlord shall notify Tenant (the "First Offer Notice") from time to time when the First Offer Space or any portion thereof will become available for lease to third parties, subject to the rights of any Superior Right Holder. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant, when such space will become available to lease, the lease term for the First Offer Space (which shall be (i) not less than four (4) years if the First Offer Space being offered to Tenant in the First Offer Notice is less than a full floor, (ii) not less than seven (7) years if the First Offer Space being offered to Tenant in the First Offer Notice is a full floor, and (iii) not less than ten (10) years if the First Offer Space being offered to Tenant is greater than a full floor), the base rent, the increased financial security (if any) required by Landlord, and other fundamental material economic terms upon which Landlord is willing to lease such space to Tenant. With respect to any First Offer Space located in the Lakeview Building or Plaza Building only, with a lease commencement date scheduled to occur prior to July 1, 2017, (a) the Monthly Base Rent, payable by Tenant for such First Offer Space shall be equal to the same Monthly Base Rent, calculated on a per rentable square foot basis, then applicable to the Current Premises, and shall be subject to the same increases on the same dates as the Monthly Base Rent applicable to the Current Premises, and (b) Tenant shall be entitled to a one-time tenant improvement allowance for the designing and construction of improvements that are permanently affixed to the First Offer Space (the "First Offer Allowance") in an amount equal to the product of (1) $30.00, (2) the rentable square footage of the applicable First Offer Space, and (3) a fraction, the numerator of which equals the number of calendar months (and prorated for any partial calendar months) in the lease term for the applicable First Offer Space and the denominator of which equals one hundred ten (110). In no event shall Landlord have the obligation to deliver a First Offer Notice (and Tenant shall have no right to exercise its right under this Section 9) to the extent that the "First Offer Commencement Date," as that term is defined in Section 9.4 below, is anticipated by Landlord to occur on or after September 1, 2022 (the "ROFO Expiration").
9.2.    Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord (the "First Offer Exercise Notice") of Tenant's election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice. If Tenant does not so notify Landlord within such ten (10) business day period, subject to the terms hereof, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires for a period of nine (9) months (the "Nine Month Period") commencing on the first day following the expiration of such ten (10) business day period; provided if Landlord has not entered into a lease with an independent third party for the space described in the First Offer Notice within such Nine Month Period (provided that Landlord's execution of a letter intent or other written documentation with a third party for such space during the Nine Month Period shall satisfy the foregoing requirement so long as a binding lease agreement is subsequently mutually executed within sixty (60) days after the expiration of the Nine Month Period), such space shall again become First Offer Space subject to Tenant’s ongoing right of first offer. Notwithstanding the foregoing, if Landlord desires to enter into such a lease or lease amendment with a third party (including during the Nine Month Period) on fundamental material economic terms and conditions that are more than ten percent (10%) in the aggregate more favorable to the third party tenant than such fundamental material economic terms and conditions set forth in the First Offer Notice provided to Tenant (provided that such terms and conditions shall be adjusted for purposes of such comparison to account for the difference, if any, in the coterminous lease term offered to Tenant and the lease term offered to such third party), then Landlord shall deliver another First Offer Notice to Tenant containing such more favorable terms and conditions (provided that such terms and conditions shall be adjusted to account for the difference, if any, in the coterminous lease term offered to Tenant and the lease term offered to such third party). If Tenant thereafter wishes to exercise its right of first offer with respect to a subsequent First Offer Notice, Tenant shall deliver the applicable First Offer Exercise Notice to Landlord within five (5) business days of delivery of such subsequent First Offer Notice (which procedure shall be repeated until Landlord enters into a lease or lease amendment with respect to such First Offer Space which does not require Landlord to deliver another First Offer Notice to Tenant pursuant to the terms of this paragraph or Tenant exercises such right of first offer, as applicable). Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.
9.3.    Construction In First Offer Space. Tenant shall take the First Offer Space in its "as is" condition (subject to Landlord's ongoing maintenance and repair obligations as set forth in the Lease, as amended), and the construction of improvements in the First Offer Space shall comply with the terms of Section 11(b) of the Office Lease. Any improvement allowance to which Tenant may be entitled shall be as set forth in the First Offer Notice.
9.4.    Amendment to Lease. If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, then Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to the Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 9. The rentable square footage of any First Offer Space leased by Tenant shall be determined by Landlord in accordance with Landlord's then current standard of measurement for the Building. Tenant shall commence payment of rent for the First Offer Space, and the term of Tenant's lease of the First Offer Space shall commence, upon the date of delivery of the First Offer Space to Tenant as set forth in the First Offer Notice (the "First Offer Commencement Date") and shall terminate on the date set forth in the First Offer Notice in accordance with Section 9.1 above.
9.5.    Termination of Right of First Offer. Tenant's rights under this Section 9 shall be personal to the Original Tenant and any Affiliate Assignee and may only be exercised by the Original Tenant and any Affiliate Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease) if the Original Tenant or any Affiliate Assignee occupies the entire Premises. The right of first offer granted herein shall not terminate as to particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord and Landlord shall re-offer such space to Tenant upon the expiration or earlier termination of any lease (an "Intervening Lease") entered into by Landlord prior to the ROFO Expiration following Tenant's failure to timely exercise its right to lease the First Offer Space after receipt of a First Offer Notice, subject, however, to Landlord's right to renew any such Intervening Lease, provided a renewal is set forth in such lease, regardless of whether any such renewal is exercised strictly in accordance with its terms, but provided such renewal is consummated pursuant to a lease amendment of such Intervening Lease. In addition, the tenant under any Intervening Lease shall be a "Superior Right Holder". Tenant shall not have the right to lease First Offer Space, as provided in this Section 9, if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord's option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under the Lease, as amended, or Tenant has previously been in default under the Lease, as amended (beyond the expiration of any applicable notice and cure period set forth in the Lease, as amended) more than two (2) times during the Lease Term.
10.    Expansion Option. Notwithstanding any provision to the contrary contained in the Lease, Section 1(g) of the Office Lease is hereby deleted in its entirety and of no further force or effect.
11.    Renewal Right. Effective as of the date of this Fourth Amendment, Section 1(f) of the Office Lease and Section 8.4 of the Second Amendment are hereby deleted in their entirety, and Tenant shall only have the option to extend the Lease Term as set forth in this Section 11.
11.1.    Option Right. Landlord hereby grants the Original Tenant and its Affiliate Assignee, two (2) options to extend the Lease Term for the entire Premises each by a period of five (5) years (each an "Option Term"). Such options shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, (i) Tenant is not then in default under the Lease, as amended, and (ii) Tenant has not been in default under the Lease, as amended (beyond the applicable notice and cure periods) more than two (2) times during the prior Lease Term. Upon the proper exercise of such option to extend, and provided that, at Landlord's election, as of the end of the then applicable Lease Term, (A) Tenant is not in default under the Lease, as amended, and (B) Tenant has not been in default under the Lease, as amended (beyond the applicable notice and cure periods) more than two (2) times during the Lease Term, then the Lease Term, as it applies to the entire Premises (excluding any First Offer Space then being leased by Tenant with an expiration date for such First Offer Space that is not coterminous with the then current expiration of the Lease Term), shall be extended for a period of five (5) years. The rights contained in this Section 11 shall only be exercised by the Original Tenant or its Affiliate Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease, as amended) if Original Tenant and/or its Affiliate Assignee is in occupancy of the entire then-existing Premises. In no event may Tenant exercise its right to extend the Lease Term for the second (2nd) Option Term if Tenant fails to timely exercise its right to extend the initial Lease Term for the first (1st) Option Term.
11.2.    Option Rent. The annual rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the "Market Rent," as that term is defined in, and determined pursuant to, Exhibit D attached hereto; provided, however, that the Market Rent for each year during the Option Term, shall be equal to the amount set forth on a "Market Rate Schedule," as that term is defined below, and under no circumstances shall the Market Rent for any year occurring during the Option Term, as set forth on the Market Rate Schedule, be less than the corresponding "Contract Rent," as that term is defined below, as such Contract Rent is set forth on the "Contract Rate Schedule," as that term is defined below. The "Market Rate Schedule" shall be derived from the Market Rent for the Option Term as determined pursuant to Exhibit D, attached hereto, as follows: (i) the Market Rent for the first year of the Option Term shall be equal to the sum of (a) the Market Rent, as determined pursuant to Exhibit D, (b) the estimated amount of Operating Expenses applicable to the Premises, as reasonably determined by Landlord based on the Operating Expenses applicable to the Premises for the then-current year, for the calendar year in which the Option Term commences, and (c) an amount equal to the monthly amortization reimbursement payment for the "Renewal Allowance" (as defined in Section 3 of Exhibit D to this Fourth Amendment) to be paid by Landlord in connection with Tenant's lease of the Premises for the Option Term, with such Renewal Allowance being amortized at a reasonable rate of return to Landlord based on the rates of return then being received by the landlords of the "Comparable Buildings" as that term is set forth in Section 4 of Exhibit D attached hereto, in connection with improvement allowances then be granted by such landlords, and (ii) the Market Rent for each subsequent year during the Option Term shall be adjusted at a rate determined as part of the Market Rent determination. The "Contract Rate Schedule" shall be derived from the Monthly Base Rent applicable to the Premises for the year immediately preceding the applicable Option Term, as follows: (x) the "Contract Rent" for the first year of the Option Term shall equal the sum of (A) the Monthly Base Rent in effect under the Lease for the year immediately preceding the commencement of the Option Term, and (B) an amount equal to the monthly amortization reimbursement payment for the "Renewal Allowance" (as defined in Section 3 of Exhibit D to this Fourth Amendment) to be paid by Landlord in connection with Tenant's lease of the Premises for the Option Term, with such Renewal Allowance being amortized at a reasonable rate of return to Landlord based on the rates of return then being received by the landlords of the Comparable Buildings in connection with improvement allowances then being granted by such. The calculation of the Market Rent shall be derived from a review of, and comparison to, the "Net Equivalent Lease Rates" of the "Comparable Transactions," as provided for in Exhibit D.
11.3.    Exercise of Option. The option contained in this Section 11 shall be exercised by Tenant and any Affiliate Assignee, if at all, only in the manner set forth in this Section 11. Tenant shall deliver notice (the "Exercise Notice") to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the then Lease Term, stating that Tenant is exercising its option. Concurrently with such Exercise Notice, Tenant shall deliver to Landlord Tenant's calculation of the Market Rent (the "Tenant's Option Rent Calculation"). Landlord shall deliver notice (the "Landlord Response Notice") to Tenant on or before the date which is thirty (30) days after Landlord's receipt of the Exercise Notice and Tenant's Option Rent Calculation, stating that (A) Landlord is accepting Tenant's Option Rent Calculation as the Market Rent, or (B) rejecting Tenant's Option Rent Calculation and setting forth Landlord's calculation of the Market Rent (the "Landlord's Option Rent Calculation"). Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord's Option Rent Calculation. If Tenant does not affirmatively accept in writing or Tenant rejects the Market Rent specified in the Landlord's Option Rent Calculation, the parties shall follow the procedure set forth in Section 11.4 below, and the Market Rent shall be determined in accordance with the terms of Section 11.4 below.

11.4.    Determination of Market Rent. In the event Tenant timely and appropriately exercises its option to extend the Lease but does not affirmatively accept in writing or rejects the Option Rent set forth in Landlord's Option Rent Calculation pursuant to Section 11.3, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is ninety (90) days prior to the expiration of the then Lease Term (the "Outside Agreement Date"), then the Option Rent shall be determined by arbitration pursuant to the terms of this Section 11.4. Each party shall make a separate determination of the Option Rent, within five (5) days following the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Section 11.4.1 through Section 11.4.4, below.
11.4.1    Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser, real estate broker, or real estate lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of "Comparable Buildings" (as defined in Exhibit D). The determination of the arbitrators shall be limited solely to the issue area of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 11.2 of this Fourth Amendment. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."
11.4.2    The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) business days of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly, or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant's counsel.
11.4.3    Within ten (10) business days following the appointment of the Neutral Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (the "Arbitration Agreement") which shall set forth the following:
11.4.3.1    Each of Landlord's and Tenant's best and final and binding determination of the Option Rent exchanged by the parties pursuant to Section 11.4, above;
11.4.3.2    An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Fourth Amendment, as modified by the Arbitration Agreement, and shall require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant;
11.4.3.3    Instructions to be followed by the Neutral Arbitrator when conducting such arbitration;
11.4.3.4    That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) business days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord's or Tenant's respective determination of Option Rent (the "Briefs");

11.4.3.5    That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's Brief (the "First Rebuttals"); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party's Brief and shall identify clearly which argument or fact of the other party's Brief is intended to be rebutted;
11.4.3.6    That within five (5) business days following the parties' receipt of each other's First Rebuttal, Landlord and Tenant, as applicable, shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's First Rebuttal (the "Second Rebuttals"); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party's First Rebuttal and shall identify clearly which argument or fact of the other party's First Rebuttal is intended to be rebutted;
11.4.3.7    The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party's applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;
11.4.3.8    That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;
11.4.3.9    That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions;
11.4.3.10    The specific persons that shall be allowed to attend the arbitration;
11.4.3.11    Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Tenant's Initial Statement");
11.4.3.12    Following Tenant's Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Landlord's Initial Statement");
11.4.3.13    Following Landlord's Initial Statement, Tenant shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant ("Tenant's Rebuttal Statement");
11.4.3.14    Following Tenant's Rebuttal Statement, Landlord shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant;
11.4.3.15    That, not later than ten (10) business days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the "Ruling") indicating whether Landlord's or Tenant's submitted Option Rent is closer to the Option Rent;
11.4.3.16    That following notification of the Ruling, Landlord's or Tenant's submitted Option Rent determination, whichever is selected by the Neutral Arbitrator as being closer to the Option Rent shall become the then applicable Option Rent; and
11.4.3.17    That the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.
11.4.3.18    If a date by which an event described in Section 11.4.3, above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day.

11.4.4    In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent, initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party.
12.    Holdover. Notwithstanding any provision to the contrary contained in the Lease, effective as of the date of this Fourth Amendment, Section 26 of the Office Lease is hereby deleted in its entirety and replaced with the following:
"26.     Holdover. If Tenant holds over after the expiration of the Lease Term, with the express written consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Monthly Base Rent shall be payable at a monthly rate of two hundred percent (200%) thereafter of the Monthly Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. If Tenant holds over after the expiration of the Lease Term without the express written consent of Landlord, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to the greater of (i) two hundred percent (200%) of the Monthly Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis) or (ii) the fair market rental rate for the Premises as of the commencement of such holdover period. Nothing contained in this Article 26 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 26 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord's express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Tenant acknowledges that any holding over without Landlord’s express written consent may compromise or otherwise affect Landlord's ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to vacate and deliver the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver; provided, however, the terms of the foregoing indemnity shall not be effective until the date which occurs thirty (30) days after the termination or expiration of this Lease. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney’s fees in connection therewith."
13.    Permitted Sublease. Notwithstanding any provision to the contrary contained in the Lease, in addition to all other rights Tenant may have under the Lease, Tenant shall have the right, without the receipt of Landlord's consent, but on ten (10) days' prior written notice to Landlord, to sublease (i) all or any portion of the Premises to Tenant's Affiliates, and (ii) up to twenty-five percent (25%) of the Premises in the aggregate to other parties with whom Tenant has a business relationship, subject to the following conditions: (i) such individuals or parties shall not occupy a separately demised portion of the Premises which contains an entrance to such portion of the Premises other than the primary entrance to the Premises; (ii) all such individuals or parties shall be of a character and reputation consistent with the quality of the applicable Building as a first-class office building; and (iii) such sublease shall not be a subterfuge by Tenant to avoid its obligations under the Lease, as amended, or the restrictions on Transfers pursuant to Article 19 of the Office Lease. Tenant shall promptly supply Landlord with a copy of the sublease pursuant to which the individuals or parties use or occupy portions of the Premises and any other documents or information reasonably requested by Landlord regarding any such sublease or sublessee. Notwithstanding the foregoing, no such sublease shall relieve Tenant from any liability under the Lease, as amended.
14.    Assignment and Subletting. Notwithstanding any provision to the contrary contained in the Lease, Landlord hereby acknowledges that Landlord's right to recapture the Premises pursuant to the terms of Section 19(f) of the Office Lease shall only apply in the event (i) Tenant contemplates a proposed assignment as to all of the Premises (other than to an Affiliate), (ii) Tenant contemplates a proposed sublease (other than to an Affiliate) of a full floor or more of the Premises, or (iii) Tenant contemplates a proposed sublease (other than to an Affiliate) for a term of three (3) years or more (or a term for the remainder of the then-existing Lease term, if less than three (3) years).
15.    Tenant's Insurance. Notwithstanding any provision to the contrary contained in the Lease, Section 16(b)(2) of the Office Lease is hereby amended as follows: the phrase "Two Million Dollars ($2,000,000)" set forth on each of the tenth (10th) and eleventh (11th) lines from the top of Section 16(b)(2) of the Office Lease are each hereby deleted in its entirety and replaced with "Five Million Dollars ($5,000,000)".
16.    Lease Bifurcation.  Landlord and Tenant hereby acknowledge that Landlord may, in its reasonable discretion (e.g., in connection with the financing, refinancing, or sale of any or all of the Project), require that separate leases exist with regard to each of the Plaza Building and the Lakeview Building.  If Landlord so reasonably requires, the parties agree to bifurcate the Lease, as amended, into two (2) separate leases (or three (3) separate leases in the event Tenant leases space in the Waterfront Building), one pertaining to each Applicable Building; provided, however, such resulting, bifurcated leases shall, on an individual and collective basis, (i) be on the same economic terms as set forth in the Lease, as amended  (provided that in no event shall certain rights of Tenant which are reasonably assignable to only one of such leases based on the location of the applicable premises be duplicated in the other of such leases so as to materially increase Tenant's rights), (ii) otherwise be on terms materially consistent with the Lease, as amended (including, without limitation, that neither Tenant’s rights nor Landlord’s obligations shall be diminished, nor shall Tenant’s obligations or Landlord’s rights be increased), and (iii) be in form and substance reasonably approved by Tenant.  Such bifurcated, replacement leases shall, if so required by Landlord and to the extent the same otherwise satisfy the requirements of this Section 14, be executed by Landlord and Tenant within thirty (30) days following Landlord's written election and delivery of the same to Tenant.
17.    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fourth Amendment other than Broderick Group, Inc. and Flinn Ferguson (collectively, the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fourth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 15 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
18.    Notices. Notwithstanding any provision to the contrary contained in the Lease, as of the date of this Fourth Amendment, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Kilroy Realty, L.P. c/o Kilroy Realty Corporation 12200 West Olympic Boulevard, Suite 200 Los Angeles, California 90064 Attention: Legal Department with copies to:
Kilroy Realty Corporation 12200 West Olympic Boulevard, Suite 200 Los Angeles, California 90064 Attention: Mr. John Fucci and
Kilroy Realty Corporation 601 108th Avenue NE, Suite 1560 Bellevue, Washington 98004 Attention: Mr. David Pingree and
Kilroy Realty Corporation 601 108th Avenue NE, Suite 1560 Bellevue, Washington 98004 Attention: Mr. J. Michael Shields and
Allen Matkins Leck Gamble Mallory & Natsis LLP 1901 Avenue of the Stars Suite 1800 Los Angeles, California 90067 Attention: Anton N. Natsis, Esq.

19.    Building Façade Signage. To the extent Tenant or any Affiliate Assignee occupies not less than 54,000 rentable square feet, Tenant shall have the right to retain the two (2) signs currently in place on the Lakeview Building, as identified on Exhibit G attached hereto (the “Building Façade Signage”).
20.    Conflict; No Further Modification. In the event of any conflict between the Lease and this Fourth Amendment, the terms and provisions of this Fourth Amendment shall prevail. Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.
[signatures follow on next page]

IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.

"LANDLORD"
FREMONT LAKE UNION CENTER LLC,
a Delaware limited liability company
By: KILROY REALTY, L.P.,
   a Delaware limited partnership
   Its Sole Member

By: Kilroy Realty Corporation,
a Maryland corporation,
doing business in the State of Washington as Kilroy Realty Northwest Corporation
its General Partner

By:  /s/ J Michael Shields
Name:  J Michael Shields
Its: Sr. Vice President
By:  /s/ John T Fucci
Name:  John T Fucci
Its: Sr. Vice President Asset Management

"TENANT"	TABLEAU SOFTWARE, INC., a Delaware corporation By: /s/ Thomas E Walker Jr Name: Thomas E Walker Jr. Its: CFO By: /s/ Keenan Conder Name: Keenan M Conder Its: VP General Counsel

NOTARY PAGES
STATE OF ___Wasington______    )
) ss.
COUNTY OF ____King______    )
I certify that I know or have satisfactory evidence that __Tomas E Walker Jr___ is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the ____CFO______________________ of TABLEAU SOFTWARE, INC., a Delaware corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
Dated: __December 9, 2014_____
___/s/ Tiffany Dawn Ash__________________

(Signature)
(Seal or stamp)
Title: ____Notary Public_____________________
Notary Public in and for the State of _Washington___
My appointment expires: __November 1, 2015____
STATE OF __Washington____    )
) ss.
COUNTY OF ___King_______    )
I certify that I know or have satisfactory evidence that ___Keenan M Conder_____ is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the ____VP General Counsel and Corp Secretary____ of TABLEAU SOFTWARE, INC., a Delaware corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
Dated: _December 9, 2014___
____/s/ Tiffany Dawn Ash__________________

(Signature)
(Seal or stamp)
Title: ___Notary Public____________________
Notary Public in and for the State of _Washington__
My appointment expires: _November 1, 2015____

STATE OF __Washington__    )
) ss.
COUNTY OF ___King___    )
I certify that I know or have satisfactory evidence that __J Michael Shields____ is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the __Sr. Vice President_____ of KILROY REALTY CORPORATION, a Maryland corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
Dated: __December 10, 2014___
_____/s/ Michelle N Clingingsmith_____________

(Signature)
(Seal or stamp)
Title: __Leasing and Marketing Associate___________
Notary Public in and for the State of __Washington___
My appointment expires: _September 29, 2015___

STATE OF CALIFORNIA    )
)
COUNTY OF LOS ANGELES    )
On __December 15, 2014__, before me, James K Doyle    , a Notary Public, personally appeared _John T Fucci____, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature _/s/ James K Doyle, Notary Public____ (Seal)

EXHIBIT A
FREMONT LAKE UNION CENTER
OUTLINE OF NEW EXPANSION PREMISES

The floor plans which follow are intended solely to identify the general location of each Suite of the New Expansion Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

Plaza Building - Suite 100A

Plaza Building – Suite 230

Plaza Building – Suite 300

EXHIBIT B
FREMONT LAKE UNION CENTER
WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of improvements in the Premises in connection with this Fourth Amendment. This Work Letter is essentially organized chronologically and addresses the issues of the construction of improvements in the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of "this Amendment" shall mean the relevant portion of Sections 1 through 17 of the Fourth Amendment to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, all references in this Work Letter to Articles or Sections of "this Lease" shall mean the relevant portions of Articles 1 through 35 of the Office Lease being amended by this Amendment, and all references in this Work Letter to Sections of "this Work Letter" shall mean the relevant portions of Sections 1 through 5 of this Work Letter.
SECTION 1

INTENTIONALLY OMITTED

SECTION 2

IMPROVEMENTS
2.1    Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance for each of the Current Premises, Suite 100A, Suite 230 and Suite 300 as follows: (A) with respect to the Current Premises, an amount equal to $1,643,220.00 (i.e., $30.00 per rentable square foot of the Current Premises) (the "Current Premises Allowance") (subject to reduction pursuant to Section 2.4 and Section 2.5 below, and accordingly the portion of the Current Premises Allowance which shall be available for future improvements is an amount equal to $821,610.00), (B) with respect to Suite 100A, an amount equal to the product of (i) $30.00, (ii) 5,560 (i.e., the rentable square footage of Suite 100A), and (iii) a fraction, the numerator of which equals the number of full calendar months in the Suite 100A Term and the denominator of which equals one hundred ten (110)(the "Suite 100A Allowance"), (C) with respect to Suite 230, an amount equal to the product of (iv) $30.00, (v) 6,799 (i.e., the rentable square footage of Suite 230), and (vi) a fraction, the numerator of which equals the number of full calendar months in the Suite 230 Term and the denominator of which equals one hundred ten (110)(the "Suite 230 Allowance"), and (D) with respect to Suite 300, an amount equal to the product of (vii) $30.00, (viii) 38,402 (i.e., the rentable square footage of Suite 300), and (ix) a fraction, the numerator of which equals the number of full calendar months in the Suite 300 Term and the denominator of which equals one hundred ten (110) (the "Suite 300 Allowance") (collectively, the Current Premises Allowance, the Suite 100A Allowance, the Suite 230 Allowance and the Suite 300 Allowance are the "Improvement Allowance") for the costs relating to the design and construction of the improvements, which are permanently affixed to the Premises (collectively, the "Improvements"). Landlord hereby acknowledges that any portion of the Current Premises Allowance, the Suite 100A Allowance, the Suite 230 Allowance and the Suite 300 Allowance may be used for the costs relating to the design and construction of the improvements for any Suite or the Current Premises (e.g., the Suite 100A Allowance may be used for improvements in Suite 100A, Suite 230, Suite 300 or the Current Premises). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in the event that Tenant fails to immediately pay any portion of the "Over‑Allowance Amount," as defined in Section 4.2.1, nor shall Landlord be obligated to pay a total amount which exceeds the Improvement Allowance. Notwithstanding the foregoing or any contrary provision of the Lease, as amended, all Improvements shall be deemed Landlord's property under the terms of this Lease, as amended. Landlord shall retain (and Tenant shall have no further right to) any unused portion of the Improvement Allowance which remains as of the date which is one (1) year following the last to occur of (i) the Suite 100A Commencement Date, (ii) the Suite 230 Commencement Date, or (iii) the Suite 300 Commencement Date.

2.2    Disbursement of the Improvement Allowance.
2.2.1    Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process, including, without limitation, Landlord's receipt of invoices or other commercially reasonable documentation for all costs and fees described herein) only for the following items and costs (collectively the "Improvement Allowance Items"):
2.2.1.1      Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Work Letter, which fees shall, notwithstanding anything to the contrary contained in this Work Letter, not exceed an aggregate amount equal to Two and 50/100 Dollars ($2.50) per rentable square foot of the Premises, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Work Letter;
2.2.1.2      The payment of plan check, permit and license fees relating to construction of the Improvements;
2.2.1.3      The cost of construction of the Improvements, including, without limitation, testing and inspection costs, demolition, freight elevator usage, hoisting and trash removal costs, and contractors' fees and general conditions;
2.2.1.4      The cost of any changes in the Base Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.1.5      The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the "Code");
2.2.1.6      The cost of the "Coordination Fee," as that term is defined in Section 4.2.2.1 of this Work Letter;
2.2.1.7      Sales and use taxes; and
2.2.1.8      All other costs to be expended by Landlord and Tenant in connection with the construction of the Improvements.
2.2.2    Disbursement of Improvement Allowance. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items and shall authorize the release of monies as follows.
2.2.2.1      Disbursements. Subject to the provisions of this Work Letter, a check for the Improvement Allowance (or so much thereof as Tenant is entitled to at such time) payable to Tenant shall be delivered by Landlord to Tenant within thirty (30) days following the completion of construction of the applicable portion of the Improvements, provided that: (i) Tenant has delivered to Landlord invoices marked as having been paid from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Work Letter, for labor rendered and materials delivered to the Premises; (ii) Tenant has delivered to Landlord executed unconditional mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of applicable laws; (iii) Landlord has determined that the Improvements are in compliance with the "Approved Working Drawings," as that term is defined in Section 3.4 below, and no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building; (iv) Architect has delivered to Landlord a "Certificate of Substantial Completion", in the form of AIA Document G704, certifying that the construction of the Improvements in the Premises has been substantially completed; (v) Tenant has delivered to Landlord a "close-out package" in both paper and electronic forms (including, as-built drawings, and final record CADD files for the associated plans, warranties and guarantees from all contractors, subcontractors and material suppliers, and an independent air balance report); (vi) Tenant has delivered to Landlord a certificate of occupancy, a temporary certificate of occupancy or its equivalent is issued to Tenant for the Premises; and (vii) all other information reasonably requested by Landlord. Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. Thereafter, Landlord shall deliver a check to Tenant for the amount of the Improvement Allowance (or so much thereof as Tenant is entitled to at such time). Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.
2.2.2.2      Intentionally Omitted.
2.2.2.3      Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease, as amended.
2.3    Building Standards. Landlord has established or may establish, as set forth below, specifications for certain Building standard components to be used in the construction of the Improvements in the Premises. The quality of Improvements shall be equal to or of greater quality than the quality of such Building standards, provided that Landlord may, at Landlord's option, require the Improvements to comply with certain Building standards as set forth below. Landlord may make reasonable, nondiscriminatory (vis-à-vis Tenant) written changes to said specifications for Building standards from time to time. Removal requirements regarding the Improvements are addressed in Section 11(b) and Article 24 of the Office Lease.
2.4    Prior Tenant Funded Improvements. Tenant has paid Five Hundred Eleven Thousand Two Hundred Twenty-Four and 00/100 Dollars ($511,224.00) to third parties during the calendar year 2013 and the calendar year 2014 in construction costs for the spaces Tenant currently occupies in the Lakeview Building and the Plaza Building (the "Prior Tenant Funded Improvements Cost Amount"). In connection with such prior construction, Tenant shall provide Landlord with the information set forth in items (i) through (vii) in Section 2.2.2.1 above prior to receiving reimbursement from Landlord for the same. Thereafter, (i) Landlord shall reimburse Tenant in the amount of the Prior Tenant Improvements Cost Amount within thirty (30) days following the later to occur of (a) the full execution and delivery of this Fourth Amendment by Landlord and Tenant, and (b) Landlord's receipt of the information set forth in items (i) through (vii) in Section 2.2.2.1 above, and (ii) the Current Premises Allowance shall be reduced by the Prior Tenant Funded Improvements Cost Amount.
2.5    Current Premises Monthly Base Rent Abatement. Notwithstanding anything to the contrary in this Work Letter or the Lease, the Prior Tenant Funded Improvements Cost Amount is less than $821,610.00 (the "Prior Tenant Funded Improvements Cap") by an amount equal to Three Hundred Ten Thousand Three Hundred Eighty-Six and 00/100 Dollars ($310,386.00) (the "Current Premises Abatement Amount"). Accordingly, Landlord hereby acknowledges that Tenant shall receive a credit equal to the Current Premises Abatement Amount to be credited to Tenant pursuant to the terms of Section 4.1.2 of this Fourth Amendment, and the Current Premises Allowance shall be reduced by the Current Premises Abatement Amount.
SECTION 3

CONSTRUCTION DRAWINGS
3.1    Selection of Architect/Construction Drawings. Tenant shall retain JPC Architects, Gensler, or such other architect as Landlord and Tenant shall mutually and reasonably agree upon (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. The Contractor (as that term is defined in Section 4.1 of this Work Letter) shall provide design-build services from qualified, Landlord-approved mechanical, electrical, plumbing, HVAC, lifesafety and fire protection contractors for the preparation of plans and engineering working drawings related to the Improvements. Should Tenant choose to prepare fully engineered drawings in-lieu of the design-build approach described above, then Tenant shall retain an engineer (from a list of approved engineers supplied by Landlord) (the "Engineer") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.
3.2    Final Space Plan. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of its final space plan, along with other renderings or illustrations reasonably required by Landlord, to allow Landlord to understand Tenant's design intent, for the Premises before any architectural working drawings or engineering drawings have been commenced, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such final space plan. The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect, Landlord’s approval of the Final Space Plan not to be unreasonably withheld, conditioned or delayed. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised, and Landlord and Tenant shall use good faith and commercially reasonable efforts to have the Final Space Plan approved.
3.3    Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of the Final Working Drawings, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings. Landlord shall advise Tenant within ten (10) business days after Landlord's receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect, Landlord’s approval of the Final Working Drawings not to be unreasonably withheld, conditioned or delayed. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review, and Landlord and Tenant shall use good faith and commercially reasonable efforts to have the Final Working Drawings approved. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes in advance upon receipt of notice thereof. Tenant shall pay all direct architectural and/or engineering fees in connection therewith, plus fifteen percent (15%) of such direct costs for Landlord's servicing and overhead.

3.4    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.
3.5    Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord may, in Landlord's sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to Tenant's representative identified in Section 5.1 of this Work Letter, or by any of the other means identified in the Lease.
SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS
4.1    Tenant's Selection of Contractors.
4.1.1    The Contractor. A general contractor shall be retained by Tenant to construct the Improvements. Such general contractor ("Contractor") shall be selected by Tenant the following list of contractors: Foushee & Associates, HST Construction, Shuchart, or such other architect as Landlord and Tenant shall mutually and reasonably agree upon, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection.
4.1.2    Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord does not approve any of Tenant's proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord's written approval.
4.2    Construction of Improvements by Tenant's Agents.
4.2.1    Construction Contract; Cost Budget. Tenant shall engage the Contractor under either, at Tenant’s election, exercisable in Tenant’s sole discretion, an AIA A101 Stipulated Sum Agreement (2007 Version), or an AIA A102 [Standard Form of Agreement Between Owner and Contractor where the basis of payment is the Cost of Work Plus a Fee with a Guaranteed Maximum Price], accompanied by Landlord's standard AIA A201 General Conditions (2007 Version) as modified by Landlord and reasonably approved by Tenant (collectively, the "Contract"). Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8, above, in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs"). Prior to the commencement of construction of the Improvements, Tenant shall supply Landlord with cash in an amount (the "Over-Allowance Amount") equal to the difference between the amount of the Final Costs and the amount of the Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Improvements). The Over‑Allowance Amount shall be disbursed by Landlord on a pro-rata basis along with any of the then remaining portion of the Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant to Landlord immediately as an addition to the Over-Allowance Amount or at Landlord's option, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) of this Work Letter, above, for Landlord's approval, prior to Tenant paying such costs.
4.2.2    Tenant's Agents.
4.2.2.1      Landlord's General Conditions for Tenant's Agents and Improvement Work. Tenant's and Tenant's Agent's construction of the Improvements shall comply with the following: (i) the Improvements shall be constructed in strict material accordance with the Approved Working Drawings; (ii) Tenant's Agents shall submit schedules of all work relating to the Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all reasonable rules made by Landlord's Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Improvements. Tenant shall pay a logistical coordination fee (the "Coordination Fee") to Landlord in an amount equal to the product of (i) three percent (3%), and (ii) the sum of the Improvement Allowance, the Over-Allowance Amount, as such amount may be increased hereunder, and any other amounts expended by Tenant in connection with the design and construction of the Improvements (specifically excluding the Prior Tenant Funded Improvements), which Coordination Fee shall be for services relating to the coordination of the construction of the Improvements.
4.2.2.2      Indemnity. Tenant's indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Improvements and/or Tenant's disapproval of all or any portion of any request for payment in violation of the terms of this Work Letter. Such indemnity by Tenant, as set forth in the Lease, shall also apply, except to the extent arising from the gross negligence or willful misconduct of Landlord, with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.
4.2.2.3      Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii)  the Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to use commercially reasonable efforts to cooperate with Landlord to effect such right of direct enforcement.
4.2.2.4      Insurance Requirements.
4.2.2.4.1  General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.2  Special Coverages. Tenant shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant's Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $5,000,000 per incident, $5,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease, as amended.
4.2.2.4.3  General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Improvements are damaged by any cause, except to the extent arising from the gross negligence or willful misconduct of Landlord, during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Work Letter. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Improvements and naming Landlord as a co-obligee.
4.2.3    Governmental Compliance. The Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.
4.2.4    Inspection by Landlord. Landlord shall have the right to inspect the Improvements at all times, provided however, that Landlord's failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved and the basis therefor. Any defects or material deviations in, the Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event a defect or deviation exists in connection with any portion of the Improvements and such defect or deviation might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, Landlord may, following written notice to Tenant and expiration of a ten (10) day cure period, take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect and/or deviation, including, without limitation, causing the cessation of performance of the construction of the Improvements until such time as the defect and/or deviation is corrected to Landlord's satisfaction.
4.2.5    Meetings. Commencing upon the execution of this Amendment, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at a location reasonably approved by Landlord and Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. One such meeting each month shall include the review of Contractor's current request for payment.
4.3    Notice of Completion; Copy of Record Set of Plans. Within fifteen (15) business days after completion of construction of the Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with applicable laws, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.
SECTION 5

MISCELLANEOUS
5.1    Tenant's Representative. Tenant has designated Kylie Alfano as its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is kalfano@tableausoftware.com and phone number is (206) 633-3400 x7481), who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.
5.2    Landlord's Representative. Landlord has designated John Gillespie (whose e-mail addresses for the purposes of this Work Letter is jgillespie@kilroyrealty.com and whose phone number is (425) 990-7124) as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall each have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.
5.3    Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord pursuant to the terms of this Work Letter, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord pursuant to the terms of this Work Letter.

5.4    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any economic or material non-economic default by Tenant under the Lease or this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be tolled until such time as such default is cured pursuant to the terms of the Lease.

EXHIBIT C
FREMONT LAKE UNION CENTER

NOTICE OF LEASE TERM DATES

To:    _______________________
_______________________
_______________________
_______________________

Re:
Office Lease dated ____________, 20__ (as amended, the "Lease"), by and between ____________________, a _____________________ ("Landlord"), and _______________________, a _______________________ ("Tenant") for certain expansion premises, commonly known as Suite _______ and containing approximately _______________ rentable square feet of space (the "Expansion Premises"), located on the ______________ (____) floor of that certain office building located at 701 N. 34th Street, Seattle, Washington 98103 (the "Building").

Dear ______________________:
Pursuant to the terms of the Lease, this letter is to confirm and agree upon the following:

1.	Tenant has accepted the above-referenced Expansion Premises as being delivered in accordance with the Lease and to Tenant's knowledge there is no deficiency in construction.

2.	The Lease Term for the Expansion Premises shall commence on or has commenced on ______________ for a term of __________________ ending on __________________.

3.	Monthly Base Rent for the Expansion Premises commenced to accrue on __________________, in the amount of ________________.

4.
If the _______ Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Lease.

5.	Your rent checks under the Lease should be made payable to __________________ at ___________________.

6.	The rentable square feet of the Expansion Premises is ________________.

7.	Tenant's Share of Direct Expenses with respect to the Expansion Premises is ________% of the Project.

8.
Capitalized terms used herein that are defined in the Lease shall have the same meaning when used herein. Landlord and Tenant confirm that the Lease has not been modified or altered except as set forth herein, and the Lease is in full force and effect. Landlord and Tenant acknowledge and agree that to each party's actual knowledge, neither party is in default or violation of any covenant, provision, obligation, agreement or condition in the Lease.

If the provisions of this letter correctly set forth our understanding, please so acknowledge by signing at the place provided below on the enclosed copy of this letter and returning the same to Landlord.

"Landlord": , a By: Its: By: Its:
Agreed to and Accepted as of ____________, 20__. "Tenant": a By: Its: By: Its:

EXHIBIT D
FREMONT LAKE UNION CENTER
MARKET RENT DETERMINATION FACTORS
When determining Market Rent, the following rules and instructions shall be followed.
1.    RELEVANT FACTORS. The "Market Rent," as used in this Fourth Amendment, shall be derived from an analysis (as such derivation and analysis are set forth in this Exhibit D) of the "Net Equivalent Lease Rates," of the "Comparable Transactions" (as that term is defined below). The Market Rent, as used in this Fourth Amendment, shall be equal to the annual rent per rentable square foot, at which tenants, are, pursuant to transactions consummated within twelve (12) months prior to the commencement of the Option Term, provided that timing adjustments shall be made to reflect any changes in the Market Rent following the date of any particular Comparable Transaction up to the date of the commencement of the applicable Option Term, leasing non-sublease, non-encumbered space comparable in location and quality to the Premises containing a square footage comparable to that of the Premises for a term of five (5) years, in an arm's-length transaction, which comparable space is located in "Comparable Buildings" (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions"). The terms of the Comparable Transactions shall be calculated as a "Net Equivalent Lease Rate" pursuant to the terms of this Exhibit D, and shall take into consideration only the following terms and concessions: (i) the rental rate and escalations for the Comparable Transactions, (ii) operating expense and tax protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes as reasonably determined by Landlord for each such Comparable Transaction); (iii) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (iv) any "Renewal Allowance," as defined herein below, to be provided by Landlord to Tenant in connection with the Option Term as compared to the improvements or allowances provided or to be provided in the Comparable Transactions, taking into account the contributory value of the existing improvements in the Premises, such value to be based upon the age, design, quality of finishes, and layout of the existing improvements, and (v) all other monetary concessions, if any, being granted such tenants in connection with such Comparable Transactions. Notwithstanding any contrary provision hereof, in determining the Market Rent, no consideration shall be given (A) to any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of improvements, or (B) any commission paid or not paid in connection with such Comparable Transaction. The Market Rent shall include adjustment of the stated size of the Premises based upon the standards of measurement utilized in the Comparable Transactions; provided, however, the size of the Premises shall, notwithstanding the foregoing, be at least equal to the square footages set forth in this Fourth Amendment.
2.    TENANT SECURITY. The Market Rent shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security beyond the Security Deposit existing as of the date of the commencement of the Option Term, such as an enhanced security deposit, a letter of credit or guaranty, for Tenant’s Rent obligations during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants, and giving reasonable consideration to Tenant’s prior performance history during the Lease Term).
3.    RENEWAL IMPROVEMENT ALLOWANCE. Notwithstanding anything to the contrary set forth in this Exhibit D, once the Market Rent for the Option Term is determined as a Net Equivalent Lease Rate, if, in connection with such determination, it is deemed that Tenant is entitled to an improvement or comparable allowance for the improvement of the Premises, (the total dollar value of such allowance shall be referred to herein as the "Renewal Allowance"), Landlord shall pay the Renewal Allowance to Tenant pursuant to a commercially reasonable disbursement procedure determined by Landlord, and, as set forth in Section 5, below, of this Exhibit D, the rental rate component of the Market Rent shall be increased to be a rental rate which takes into consideration that Tenant will receive payment of such Renewal Allowance and, accordingly, such payment with interest shall be factored into the base rent component of the Market Rent.
4.    COMPARABLE BUILDINGS. For purposes of this Fourth Amendment, the term "Comparable Buildings" shall mean first-class multi-tenant occupancy office buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation), quality of construction, level of services and amenities (including, but not limited to, the type (e.g., surface, covered, subterranean) and amount of parking), size and appearance, and are located in the "Comparable Area," which is the "Lake Union Area of the Seattle Central Business District."
5.    METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length of term, rental rate, concessions, etc., the following steps shall be taken into consideration to "adjust" the objective data from each of the Comparable Transactions. By taking this approach, a "Net Equivalent Lease Rate" for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an "apples to apples" comparison of the Comparable Transactions.
5.1.    The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term. All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses in a manner consistent with this Fourth Amendment. This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.
5.2    Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.
5.3    The resultant net cash flow from the lease should then be discounted (using an 8% annual discount rate) to the lease commencement date, resulting in a net present value estimate.
5.4    From the net present value, up front inducements (improvements allowances and other concessions) should be deducted. These items should be deducted directly, on a "dollar for dollar" basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.
5.5    The net present value should then be amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8.0% used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the "Net Equivalent Lease Rate" (or constant equivalent in general financial terms).
6.    USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS. The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a "NNN" lease rate applicable to each year of the Option Term.

An example of the application of the process set forth in this Exhibit D to arrive at the Market Rent is attached hereto as Schedule 1 and Schedule 2.

SCHEDULE 1 TO EXHIBIT D
FREMONT LAKE UNION CENTER
DETERMINATION OF MARKET RENT – EXAMPLE
As an example of the determination of the Market Rent, assume that there is a 10,000 rentable square foot Comparable Transaction with a five (5) year term, Base Rent of $75.00 per rentable square foot with One Dollar ($1) annual increases, an improvement allowance of $25.00 per rentable square foot, three (3) months of free rent, and Operating Expenses and Tax Expenses of $12.00 per rentable square foot. Based on the foregoing, the Net Equivalent Lease Rate analysis would be as follows.
1.    The contractual rent payments for each of the Comparable Transactions should be arrayed monthly over the lease term. See Column 2 in the attached spreadsheet.
2.    From this figure, the initial lease year operating expenses (from gross leases) should be deducted, leaving a net lease rate over the lease term. See Column 3 in the attached spreadsheet.
3.    This results in the net rent received by each landlord under the Comparable Transactions being expressly as a monthly net rent payment. See Column 4 in the attached spreadsheet.
4.    Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term. See the amounts set forth in months 1, 2 and 3 of Column 2 in the attached spreadsheet.
5.    The resultant net cash flow from the lease should be then discounted (using an eight percent (8%) annual discount rate) to the lease commencement date, resulting in a net present value estimate. The net present value of the amounts set forth in Column 4 of the attached spreadsheet is $2,479,851.66.
6.    From the net present value, up-front inducements (improvement allowances and other concessions) should be deducted. These items should be deducted directly, on a "dollar for dollar" basis, without discounting, since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt. The net present value amount set forth in number 5, above, less the improvement allowance, is $2,229,851.66.
7.    The net present value should then amortized back over the lease term as a level monthly net rent payment using the same annual discount rate of eight percent (8%) used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the "Net Equivalent Lease Rate" (or constant equivalent in general financial terms). The net present value amount set forth in number 6, above, amortized back over the term at eight percent (8%) results in a net monthly rent payment of $45,213.35.
8.    The net monthly rent payment set forth in number 7 above must then be converted to a rentable square foot number by dividing the amount by the rentable square footage of the space (i.e., 10,000 rentable square feet). This results in a net monthly rent payment per rentable square foot of $4.52.

9.    The net monthly rent payment per rentable square foot must then be multiplied by the rentable square footage of the Premises (for purposes of this example, assume the rentable square footage of the Premises is 10,000 rentable square feet), resulting in a net monthly rent payment for the Premises during the applicable Term of Forty-Five Thousand Two Hundred and 00/100 Dollars ($45,200.00).

SCHEDULE 2 TO EXHIBIT D
FREMONT LAKE UNION CENTER
DETERMINATION OF MARKET RENT – EXAMPLE

Premises (RSF)			10,000
Initial Annual Rental Rate per RSF			$75.00
Annual Escalation			$12.00
Abatement (months)			3
Improvement Allowance per rsf			$25.00

Period	Monthly Base Rent	Monthly Operating Expenses	Monthly Net Rent Payment

1	$ -	$10,000.00	$(10,000.000)
2	$ -	$10,000.00	$(10,000.000)
3	$ -	$10,000.00	$(10,000.000)
4	$62,500.00	$10,000.00	$52,500.00
5	$62,500.00	$10,000.00	$52,500.00
6	$62,500.00	$10,000.00	$52,500.00
7	$62,500.00	$10,000.00	$52,500.00
8	$62,500.00	$10,000.00	$52,500.00
9	$62,500.00	$10,000.00	$52,500.00
10	$62,500.00	$10,000.00	$52,500.00
11	$62,500.00	$10,000.00	$52,500.00
12	$62,500.00	$10,000.00	$52,500.00
13	$63,333.33	$10,000.00	$53,333.33
14	$63,333.33	$10,000.00	$53,333.33
15	$63,333.33	$10,000.00	$53,333.33
16	$63,333.33	$10,000.00	$53,333.33
17	$63,333.33	$10,000.00	$53,333.33
18	$63,333.33	$10,000.00	$53,333.33
19	$63,333.33	$10,000.00	$53,333.33
20	$63,333.33	$10,000.00	$53,333.33
21	$63,333.33	$10,000.00	$53,333.33
22	$63,333.33	$10,000.00	$53,333.33
23	$63,333.33	$10,000.00	$53,333.33
24	$63,333.33	$10,000.00	$53,333.33
25	$64,166.67	$10,000.00	$54,166.67
26	$64,166.67	$10,000.00	$54,166.67
27	$64,166.67	$10,000.00	$54,166.67
28	$64,166.67	$10,000.00	$54,166.67
29	$64,166.67	$10,000.00	$54,166.67
30	$64,166.67	$10,000.00	$54,166.67
31	$64,166.67	$10,000.00	$54,166.67
32	$64,166.67	$10,000.00	$54,166.67
33	$64,166.67	$10,000.00	$54,166.67
34	$64,166.67	$10,000.00	$54,166.67
35	$64,166.67	$10,000.00	$54,166.67
36	$64,166.67	$10,000.00	$54,166.67
37	$65,000.00	$10,000.00	$55,000.00
38	$65,000.00	$10,000.00	$55,000.00
39	$65,000.00	$10,000.00	$55,000.00
40	$65,000.00	$10,000.00	$55,000.00
41	$65,000.00	$10,000.00	$55,000.00
42	$65,000.00	$10,000.00	$55,000.00
43	$65,000.00	$10,000.00	$55,000.00
44	$65,000.00	$10,000.00	$55,000.00
45	$65,000.00	$10,000.00	$55,000.00
46	$65,000.00	$10,000.00	$55,000.00
47	$65,000.00	$10,000.00	$55,000.00
48	$65,000.00	$10,000.00	$55,000.00
49	$65,833.33	$10,000.00	$55,833.33

50	$65,833.33	$10,000.00	$55,833.33
51	$65,833.33	$10,000.00	$55,833.33
52	$65,833.33	$10,000.00	$55,833.33
53	$65,833.33	$10,000.00	$55,833.33
54	$65,833.33	$10,000.00	$55,833.33
55	$65,833.33	$10,000.00	$55,833.33
56	$65,833.33	$10,000.00	$55,833.33
57	$65,833.33	$10,000.00	$55,833.33
58	$65,833.33	$10,000.00	$55,833.33
59	$65,833.33	$10,000.00	$55,833.33
60	$65,833.33	$10,000.00	$55,833.33

Net Present Value @ 8%			$2,479,851.66
Up-front inducements (Improvements & Other)			$250,000.00
Net Present Value net of inducements			$2,229,851.66
Monthly Amortization @ 8%			$45,213.35
Net Monthly Rent Payment pre rentable square foot			$4.52
Rentable Square Footage of Premises			10,000
Net Monthly Rent Payment for the Premises during the applicable Term			45,200

EXHIBIT E
FIRST OFFER SPACE

Lakeview Building – First Floor
FIRST OFFER SPACE

Lakeview Building _- Third Floor
FIRST OFFER SPACE

Plaza Building – First Floor
FIRST OFFER SPACE

Plaza Building – Second Floor
FIRST OFFER SPACE

Plaza Building – Fourth Floor
FIRST OFFER SPACE

Waterfront Building – First Floor
FIRST OFFER SPACE

Waterfront Building – Second Floor
FIRST OFFER SPACE

Waterfront Building - Third Floor
FIRST OFFER SPACE

EXHIBIT F
SUPERIOR RIGHT HOLDERS

Building(s)	Suite(s)	Current Tenant	Lease Expiration Date	Tenant that Holds Encumbrance on Suite	Right
Lakeview & Plaza	All Suites	Various	Various	Adobe Systems Incorporated	Expansion Option
Waterfront	100, 200, 300	Adobe Systems Incorporated	7/31/2020	Adobe Systems Incorporated	Renewal Option
Plaza	100	Adobe Systems Incorporated	7/31/2020	Adobe Systems Incorporated	Renewal Option
Plaza	250	NetMotion Wireless	7/31/2017	NetMotion Wireless	Renewal Option
Plaza	230	Cutter & Buck	7/31/2017	Cutter & Buck	Renewal Option
Plaza	300	Impinj	8/31/2016	Impinj	Renewal Option
Plaza	400	Cutter & Buck	7/31/2017	Cutter & Buck	Renewal Option
Lakeview	100, 350	Deloitte	11/30/2016	Deloitte	Renewal Option
Lakeview	300	Groundspeak	4/30/2019	Groundspeak	Renewal Option
Lakeview	350	Deloitte	11/30/2016	Groundspeak	Expansion Option

EXHIBIT G
BUILDING FAÇADE SIGNAGE